ALPINE SUMMIT ENERGY PARTNERS, INC.
DEFERRED SHARE UNIT PLAN

ADOPTED BY THE BOARD OF DIRECTORS: SEPTEMBER 3, 2021
APPROVED BY THE COMPANY'S SHAREHOLDERS: MAY 25, 2021

EFFECTIVE AS OF: SEPTEMBER 7, 2021

Section 1. Purpose

              The purpose of this Plan is to strengthen the alignment of interests between the Eligible Directors and the shareholders of the Company by linking a portion of annual compensation, as determined by the Committee from time to time, to the future value of the Shares. In addition, the Plan has been adopted for the purpose of advancing the interests of the Company through the motivation, attraction and retention of directors of the Company and its Affiliates, it being generally recognized that the Plan aids in attracting, retaining and encouraging director commitment and performance due to the opportunity offered to them to receive compensation in line with the value of the Shares.

Section 2. Definitions and Interpretation

(a) Definitions: As used in this Plan, the following terms shall have the meanings set forth below:

(i) "Affiliate" shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.

(ii) "Associate" has the meaning ascribed to such term in the policies of the Exchange, as may be amended from time to time.

(iii) "Blackout Period" means any period imposed by the Company pursuant to its disclosure, confidentiality and trading policy or otherwise, during which its officers, directors, employees and Insiders may be restricted from trading in securities of the Company.

(iv) "Board" means the board of directors of the Company.

(v) "Code" means the United States Internal Revenue Code of 1986, as amended.

(vi) "Change of Control" means the occurrence of any one or more of the following events:

(A) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another company or other entity, as a result of which the holders of Shares (on an as-converted basis) prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor company after completion of the transaction;

(B) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its Affiliates which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Company and its Affiliates on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Affiliate in the course of a reorganization of the assets of the Company and its Affiliates;

(C) a resolution is adopted to wind-up, dissolve or liquidate the Company;

(D) any person, entity or group of persons or entities acting jointly or in concert (an "Acquirer") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquirer or which the Acquirer has the right to vote or in respect of which the Acquirer has the right to direct the voting, would entitle the Acquirer and/or Associates and/or Affiliates of the Acquirer to cast or to direct the casting of 50% or more of the votes attached to all of the Company's outstanding Shares (on an as-converted basis) which may be cast to elect directors of the Company or the successor Company (regardless of whether a meeting has been called to elect directors); or

(E) the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, "Voting Securities" means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.

(vii) "Committee" means the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

(viii) "Company" means Alpine Summit Energy Partners, Inc., a British Columbia corporation, and any successor corporation.

(ix) "Deferred Share Unit" or "DSU" means the agreement by the Company to pay, and the right of the Eligible Director to receive, a DSU Payment for each Deferred Share Unit held, evidenced by way of book-keeping entry in the books of the Company and administered pursuant to this Plan.

(x) "Director" means a member of the Board from time to time.

(xi) "Director Remuneration" means all amounts payable to an Eligible Director by the Company in respect of the services to be provided to the Company by the Eligible Director as a member of the Board or a member of the board of an Affiliate in a year, including the annual base retainer fee for serving as a director, the annual retainer fee for chairing the Board or a committee of the Board, the fees paid to directors for attendance at meetings of the Board or committees of the Board; and travel allowance fees paid to attend meetings and/or site visits, provided that it does not include amounts received by an Eligible Director as reimbursement for expenses.

(xii) "DSU Grant Date" means the date that Deferred Share Units are credited to the Eligible Director's notional account in the register maintained by the Company for DSU awards as contemplated in Section 3(c) of the Plan. Unless otherwise determined by the Committee, DSUs will be granted on at least an annual basis, such DSUs representing compensation for services to be performed in such fiscal year.

(xiii) "DSU Grant Letter" has the meaning ascribed thereto in Section 4(d).

(xiv) "DSU Payment" means, subject to any adjustment in accordance with Section 6(f), the issuance to an Eligible Director of one previously unissued Share or cash equivalent for each whole vested Deferred Share Unit credited to such Eligible Director as determined by the Committee in its sole discretion.

(xv) "Eligible Director" means a person who is a bona fide Director, or a member of the board of directors of any Affiliate of the Company, and who, at the relevant time, is not otherwise an employee or a consultant of the Company or of any Affiliate, and such person shall continue to be an Eligible Director for so long as such person continues to be a member of such board(s) of directors and is not otherwise an employee or a consultant of the Company or of any Affiliate.

(xvi) "Exchange" means the TSX Venture Exchange and any other Exchange on which the Shares are or may be listed.

(xvii) "Insider" means: (A) an insider as defined in the policies of the Exchange, as may be amended from time to time, other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliate; and (B) an Associate of any person who is an insider by virtue of (C).

(xviii) "Market Value" means the last closing price of the Shares on the Exchange immediately prior to the date as at which Market Value is determined. If the Shares are not trading on the Exchange, then the Market Value shall be determined based on the last closing price of the Shares on such stock exchange or over-the-counter market on which the Shares are listed and posted for trading as may be selected for such purpose by the Committee on the date as of which Market Value is determined. In the event that the Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Shares as determined by the Committee in its sole discretion.

(xix) "Multiple Voting Share" shall mean the multiple voting shares of the Company, each of which carries 100 votes and is convertible, in certain limited circumstances, into 100 Shares.

(xx) "Plan" means this Deferred Share Unit plan, as the same may be amended from time to time.

(xxi) "Proportionate Voting Shares" shall mean the proportionate voting shares of the Company, each of which carries 1,000 votes and is convertible into Shares on a 1 for 1 basis.

(xxii) "Section 409A" means section 409A of the Code and applicable regulations and guidance thereunder.

(xxiii) "Separation from Service" means a separation from service as defined under Section 409A of the Code.

(xxiv) "Shareholders" means shareholders of the Company, including holders of Shares (or common shares prior to the re-designation of such shares as Subordinate Voting Shares), Multiple Voting Shares and Proportionate Voting Shares, as applicable).

(xxv) "Shares" means the Subordinate Voting Shares of the Company.

(xxvi) "Termination Date" means the earlier of (i) the actual date of termination of the directorship of the Eligible Director, as applicable, and does not include any period during which the Eligible Director is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination or resignation, (ii) the date of the death of the Eligible Director, or (iii) the date on which the Eligible Director is determined to be totally disabled and is removed from the Board, provided that with respect to U.S. Taxpayers, Termination Date means the date of the Director's Separation from Service.

(xxvii) "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

(xxviii) "U.S. DSU Holder" shall mean any holder of Deferred Share Units who is a "U.S. person" (as defined in Rule 902(k) of Regulation S under the U.S. Securities Act) or who is holding or redeeming Deferred Share Units in the United States.

(xxix) "U.S. Securities Act" means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

(xxx) "U.S. Taxpayer" means an Eligible Director whose DSUs are subject to income tax under the Code.

(xxxi) "year" means a calendar year unless otherwise specified.

(b) Headings: The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

(c) Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

(d) References to this Plan: The words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to this Plan as a whole and not to any particular article, section, paragraph or other part hereof.

(e) Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to Canadian dollars.

Section 3. Administration

(a) Power and Authority of the Committee: Subject to regulatory requirements, the Plan shall be administered by the Committee and the Committee shall have full discretionary authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken, and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Eligible Director and the Company.

(b) Indemnification: No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made in good faith. The Committee is hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Company.

(c) Record Keeping: The Company shall maintain a register in which the following shall be recorded for each Eligible Director:

(i) the name and address of each Eligible Director in the Plan;

(ii) the number of Deferred Share Units granted to each Eligible Director under the Plan;

(iii) the number of Deferred Share Units credited to an Eligible Director pursuant to Section 4(e) of the Plan;

(iv) the date on which Deferred Share Units were granted or credited to an Eligible Director; and

(v) the date of DSU Payment.

(d) Determination of Eligible Directors and Participation: The Committee shall from time to time determine the Eligible Directors to whom Deferred Share Units shall be granted and the provisions and restrictions with respect to such grant, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Eligible Director to the success of the Company and any other factors which the Committee deems appropriate and relevant..

Section 4. Deferred Share Unit Plan

(a) Deferred Share Unit Plan: A Deferred Share Unit Plan is established for Eligible Directors.

(b) Shares Available for Issuance: Subject to adjustment as provided in Section 5(f) of the Plan, an aggregate of 503,778 Shares may be issued under all Deferred Share Units granted under this Plan. References in the Plan to the number of outstanding Shares includes the number of Shares issuable on conversion of all outstanding Multiple Voting Shares and Proportionate Voting Shares. The aggregate number of Shares that may be issued under DSUs granted under the Plan shall be reduced by Shares subject to DSUs already granted under the Plan, and if any Shares covered by Deferred Share Units are settled in cash or otherwise terminated or cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Deferred Share Units under the Plan.

(c) Grant of Deferred Share Units: Unless otherwise determined by the Committee and subject to the terms of the Plan, each Eligible Director shall be issued on each DSU Grant Date, that number of Deferred Share Units having a value equal to the portion (which may be expressed as a percentage or may equal 100%) of the Director's Remuneration payable to such Eligible Director for the current fiscal year (the "Entitlement"), as determined by the Committee from time to time. More specifically, the number of Deferred Share Units to be granted to an Eligible Director will be determined by dividing the Entitlement by the Market Value on the DSU Grant Date. Notwithstanding any of the foregoing, the Committee shall have the authority, subject to applicable securities laws and Exchange policies, to make any special grants of Deferred Share Units to Eligible Directors in such numbers, and at any time as the Committee may deem appropriate, including special DSU grants to new Eligible Directors appointed from time to time.

(d) Deferred Share Unit Letter: Each grant of Deferred Share Units under the Plan shall be evidenced by a letter of the Company, in the form attached as Schedule "A", signed in acknowledgement by the Eligible Director (a "DSU Grant Letter"). Such Deferred Share Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a DSU Grant Letter. The provisions of the various DSU Grant Letters entered into under the Plan need not be identical, and may vary for each Eligible Director. To the extent that there is any inconsistency between the Plan and the DSU Grant Letter or any other communications, the Plan shall prevail unless the terms of the Plan are expressly overridden in the DSU Grant Letter.

(e) Dividends: Subject to the absolute discretion of the Committee, in the event that a dividend (other than stock dividend) is declared and paid by the Company on Shares, the Committee may elect to credit each Eligible Director with additional Deferred Share Units. The number of such additional Deferred Share Units will be calculated by dividing (i) the total amount of the dividends that would have been paid to the Eligible Director if the Deferred Share Units outstanding in the Eligible Director's account on the dividend record date had been outstanding Shares (and the Eligible Director held no other Shares), by (ii) the Market Value of a Share on the date on which such dividends were paid by the Company.

(f) Payment Obligations with Respect to Deferred Share Units:

(i) As soon as practicable following the Termination Date for each Eligible Director, and subject to Section 5 of the Plan, the Company shall (A) issue to such Eligible Director one previously unissued Share for each vested outstanding Deferred Share Unit held by such Eligible Director on the Termination Date, or (ii) subject to the discretion of the Committee, an amount in cash equivalent to the number of outstanding Deferred Share Units held by such Eligible Director multiplied by the Market Value on the Termination Date, for such Eligible Director. Notwithstanding the foregoing, in the unlikely event that an Eligible Director who is a U.S. Taxpayer is determined to be a "specified employee" as defined under Section 409A on the director's Termination Date (i.e. the date of Separation from Service) then settlement of such U.S. Taxpayer's DSUs will be delayed until the date that is six months and one day following the date of Separation from Service, or upon such U.S. Taxpayer's death, if earlier.

(ii) Fractional Deferred Share Units shall be cancelled.

(iii) Since it is expected that Deferred Share Units will be granted to each Eligible Director with reference to his or her remuneration for a year, in the event such Eligible Director resigns or is otherwise no longer an Eligible Director, during such year, such Deferred Share Units will only partially vest and the Eligible Director will only be entitled to a pro-rated DSU Payment in respect of such Deferred Share Units based on the number of days in such year that the Eligible Director was an Eligible Director in such year.

(iv) Notwithstanding this Section 4(f) or any other provision of the Plan, if a U.S. Taxpayer is also subject to Canadian income tax with respect to his or her Deferred Share Units, and if a payment in settlement of the Deferred Share Units of such U.S. Taxpayer is required as a result of his or her Separation from Service, but such payment would not comply with paragraph 6801(d) of the Regulations under the Income Tax Act (Canada), and the Board determines that it is not practical to make such payment in some other manner or at some other time that complies with both Section 409A and paragraph 6801(d) of the Regulations, then such payment will be made to a trustee to be held in trust for the benefit of the U.S. Taxpayer in a manner that causes the payment to be included in the U.S. Taxpayer's income under the Code and does not violate paragraph 6801(d) of the Regulations, and the amount shall thereafter be paid out of the trust at such time and in such manner as complies with the requirements of the Regulations and the Income Tax Act (Canada). Further, if a payment in settlement of DSUs of an Eligible Director who is U.S. Taxpayer would be required to be made to comply with paragraph 6801(d) of the Regulations but would violate Section 409A, and if the Board determines that it is not practical to make such payment in some other manner or at some other time that complies with both Section 409A and paragraph 6801(d) of the Regulations, then the U.S. Taxpayer shall forfeit the DSUs without compensation therefore.

(g) Settlement of DSUs following a Change of Control: If there is a Change of Control that results in the termination of an Eligible Director's directorship, all Deferred Share Units credited to such Eligible Director shall immediately vest on the date of such Change of Control notwithstanding any stated vesting period, and shall be settled at the time and in the manner designated in Section 4(f) of the Plan. In any event, upon a Change of Control, Eligible Directors shall not be treated any more favorably than Shareholders with respect to the consideration that the Eligible Directors would be entitled to receive for their Shares.

(h) Blackout Period: If the date on which the Company shall issue Shares to the Eligible Director in accordance with Section 4(f) of the Plan occurs during a Blackout Period applicable to the Eligible Director, the Company shall issue or deliver such Shares to the Eligible Director on or as soon as practicable after the 10th trading day following the end of the Blackout Period, provided that for U.S. Taxpayers such issuance will not be delayed beyond a date that would be permitted under Section 409A without imposition of additional taxes resulting from failure to comply with Section 409A

(i) Compliance with U.S. Securities Laws.

(i) The Deferred Share Units may not be granted and the Shares may not be issued except pursuant to registration under the U.S. Securities Act and the securities laws of all applicable states or pursuant to available exemptions therefrom.

(ii) Notwithstanding any provisions contained in the Plan to the contrary, the following terms shall apply to all such Deferred Share Units granted to residents of the State of California:

(A) Unless determined otherwise by the Committee, the Deferred Share Units may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Eligible Director, only by the Eligible Director. If the Committee makes the Deferred Share Units transferable, such Deferred Share Units may only be transferred (1) by will, (2) by the laws of descent and distribution, or (3) as permitted by Rule 701 of the U.S. Securities Act.

(B) No Deferred Share Units shall be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan or the date the Plan is approved by the Shareholders.

(C) In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, including but not limited to dividend equivalents, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spinoff, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Deferred Share Unit; provided, however, that the Committee will make such adjustments to Deferred Share Units required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Deferred Share Units.

(D) The Company shall furnish summary financial information (audited or unaudited) of the Company's financial condition and results of operations, consistent with the requirements of applicable law, at least annually to each Eligible Director in California during the period such Eligible Director has one or more Deferred Share Unit outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such Eligible Director owns such Shares; provided, however, the Company shall not be required to provide such information if (1) the issuance is limited to key persons whose duties in connection with the Company assure their access to equivalent information or (2) the Plan or any agreement complies with all conditions of Rule 701 of the U.S. Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a "family member" as that term is defined in Rule 701 of the U.S. Securities Act.

(E) If the aggregate number of Persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements of the Company, including but not limited to this Plan, exceeds thirty-five (35), then this Plan must be approved by a majority of the Shareholders by the later of (1) within 12 months before or after the Plan is adopted or (2) prior to or within 12 months of the issuance of any Shares under the Plan or DSU Grant Letter in the State of California. Any issuance of the Shares pursuant to this Plan before Shareholder approval is obtained must be rescinded if Shareholder approval is not obtained in the manner described in the preceding sentence. Such issued Shares shall not be counted in determining whether such approval is obtained.

(j) Additional Limitations. If, and so long as the Company is listed on the TSX Venture Exchange:

(i) the maximum number of Deferred Share Units that may be granted to any one Eligible Director under this Plan, together with awards granted under any other share compensation arrangements, within any one year period shall be 5% of the total number of Shares outstanding at the date of grant;

(ii) the maximum number of Deferred Share Units that may be granted to insiders under this Plan, together with awards granted under any other share compensation arrangements, within any one year period shall be 10% of the total number of Shares outstanding at the date of grant; and

(iii) Deferred Share Units shall not be granted to person retained to provide investor relations activities or to consultants (as such terms are defined in the policies of the TSX Venture Exchange).

Section 5. Withholding Taxes

(a) Withholding Taxes: The Company or any of its Affiliates may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company or any of its Affiliates are required to withhold by any law or regulation of any governmental authority whatsoever, and, without limiting the generality of the foregoing, may effect such withholding through (i) the withholding of all or any portion of any payment due to the applicable Eligible Director; (ii) the withholding and sale, for and on behalf of the applicable Eligible Director, of the minimum number of Shares to be issued under the Plan sufficient to satisfy such withholding obligation of the Company's or the Affiliate; or (iii) withholding of all or any portion of any issuance of Shares to be made to the Eligible Director, until such time as the Eligible Director has paid the Company or its Affiliates any amount which the Company and its Affiliates are required to withhold with respect to such taxes.

Section 6. General

(a) Effective Time of Deferred Share Unit Plan: The Plan shall remain in effect until it is terminated by the Committee.

(b) Amendment of the Deferred Share Unit Plan: The Committee may, at any time, and from time to time, and without shareholder approval, amend any provision of the Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, and undertaken in a manner that will not result in adverse tax consequences for U.S. Taxpayers under Section 409A, including without limitation:

(i) amendments to fix typographical errors; or

(ii) amendments to clarify existing provisions provided such amendments do not have the effect of altering the scope, nature an intent of such provisions, which includes amendments necessary or advisable because of any change in applicable securities laws, provided that,

(iii) any amendment shall not alter the terms or conditions of any Deferred Share Unit or impair any right of any holder of Deferred Share Units pursuant to any Deferred Share Unit grant prior to such amendment; and

(iv) no amendment shall be made which prevents the Plan from continuously meeting the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor provision thereto.

Notwithstanding the foregoing and for greater certainty, prior approval of the Shareholders (and disinterested Shareholders, as applicable) shall be required for any amendment to the Plan that would require shareholder approval under the rules or regulations of the Exchange.

(c) Plan Termination. The Committee may decide to discontinue granting awards under the Plan at any time in which case no further Deferred Share Units shall be awarded or credited under Section 4(d) of the Plan. Any Deferred Share Units which remain outstanding in an Eligible Director's account at that time shall continue to be dealt with according to the terms of the Plan. For greater certainty, dividend equivalents may continue to be awarded, as appropriate, in respect of such outstanding Deferred Share Units pursuant to Section 4(e) of the Plan. The Plan shall terminate when all payments owing pursuant to Section 4(f) of the Plan have been made and all Deferred Share Units have been cancelled in all Eligible Directors' accounts.

(d) General Restrictions and Assignment: Except as required by law, the rights of an Eligible Director under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Eligible Director.

(e) Rights as a Director: No holder of any Deferred Share Units shall have any rights as a Shareholder at any time. Nothing in the Plan shall confer on any Eligible Director the right to continue as a Director of the Company or as a Director of any Affiliate of the Company or interfere with the right to remove such Director.

(f) Adjustment in Number of Shares Underlying the Deferred Share Units: In the event there is any change in the Shares, whether by reason of a stock dividend, stock split, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Committee in the number of Shares subject to or underlying any Deferred Share Units. If the foregoing adjustment shall result in a fractional Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Plan. However, if there is an increase in the number of Shares outstanding for any reason other than by reason of a stock dividend, stock split, consolidation, subdivision or reclassification as described above (for example, as a result of a private placement of Shares or the issuance of Shares in connection with the acquisition of an asset) there will be no adjustment to the number of Shares that an Eligible Director may receive under his or her DSU Grant Letter and no adjustment to the number of Shares available under the Plan.

(g) Unfunded Plan: The Plan shall be unfunded and unsecured. The Company's obligations hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no holder of any Deferred Share Units or other person shall have any right to any specific assets that may at any time be represented by the amounts credited with respect to Deferred Share Units hereunder. Neither the Company nor the Committee shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Company pursuant to the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Company or any Affiliate.

(h) No Representation or Warranty: The Company makes no representation or warranty as to the future market value of any Deferred Share Units issued in accordance with the provisions of the Plan. No amount will be paid to, or in respect of, an Eligible Director under this Plan or pursuant to any other arrangement, and no additional Deferred Share Units will be granted to such Eligible Director to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

(i) Compliance with Applicable Law: If any provision of the Plan or any Deferred Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith. Notwithstanding anything to the contrary in the Plan, all grants hereunder are subject to applicable securities laws, and no securities may be issued hereunder unless permitted by all applicable securities laws. As a condition to any grant hereunder or the receipt of securities pursuant thereto, an Eligible Director may be required to deliver evidence reasonably requested by the Company in order to confirm to the Company's satisfaction that such Eligible Director is eligible to receive securities hereunder.

(j) DSU Payments: Notwithstanding anything to the contrary in this Plan, all DSU Payments to be made to an Eligible Director pursuant to Section 4(f) shall be made following the Eligible Director's Termination Date before December 31st of the calendar year following the year in which the Eligible Director's Termination Date occurs, provided that all payments made with respect to DSUs of U.S. Taxpayers must be made by December 31st of the year in which the Eligible Director's Separation from Service occurs, or if later, the date that is two and one-half (2 ½) months after the date of such Separation from Service, subject to the requirement to delay payment for "specified employees" as provided in Section 4(f)(i) of the Plan.

(k) Governing Law: This Plan shall be governed by and construed in accordance with the laws in force in the Province of British Columbia and the federal laws of Canada applicable therein.

(l) Effective Date of the Plan. The Plan was adopted by the Board on September 3, 2021 and approved by the Shareholders on May 25, 2021, and is effective as of September 7, 2021.

SCHEDULE "A"
ALPINE SUMMIT ENERGY PARTNERS, INC.
DEFERRED SHARE UNIT GRANT LETTER

This Deferred Share Unit grant letter is entered into between Alpine Summit Energy Partners, Inc. (the "Company") and the Eligible Director named below pursuant to the Company's deferred share unit plan (the "Plan"), a copy of which is incorporated by reference herein, and confirms the following Deferred Share Unit grant on the terms set out below and as further set out in the Plan:

Eligible Director:

Address of Eligible Director:

Deferred Share Unit Grant:

Grant Date:

Vesting:

Conditions, Restrictions, Performance, Objectives and/or Limitations, if any:

By receiving and accepting the Deferred Share Unit award, the Eligible Director acknowledges that:

1. I have received a copy of the Plan, I have read and understand the it, and I agree to the terms and conditions of the Plan and this Deferred Share Unit grant letter;

2. The value of a Deferred Share Unit is based on the trading price of a Share and is thus not guaranteed. The eventual value of a Deferred Share Unit on the applicable settlement date may be higher or lower than the value of the Deferred Share Unit at the time it was allocated to my account under the Plan.

3. I may be liable for income tax when Deferred Share Units are redeemed in accordance with the Plan. Any cash payments made pursuant to the Plan shall be net of applicable withholding taxes (including, without limitation, applicable source deductions). I understand that the Company is making no representation to me regarding taxes applicable to me under the Plan and I will confirm the tax treatment with my own tax advisor.

4. No funds will be set aside to guarantee the redemption of Deferred Share Units or the payment of any other sums due to me under the Plan. Future payments pursuant to the Plan are an unfunded liability recorded on the books of the Company. Any rights under the Plan by virtue of a grant of Deferred Share Units shall have no greater priority than the rights of an unsecured creditor.

5. I acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that I shall, at all times, act in strict compliance with the Plan and all applicable laws, including, without limitation, those governing "insiders" of "reporting issuers" as those terms are construed for the purposes of applicable securities laws, regulations and rules.

6. I agree to provide the Company with all information and undertakings that the Company requires in order to administer the Plan and comply with applicable laws.

7. I understand that all capitalized terms not defined herein shall have the meanings attributed to them under the Plan.

8. I understand that the DSUs awarded hereunder are subject to applicable securities laws, and no securities may be issued hereunder unless permitted by all applicable securities laws.  Further, as a condition to any grant hereunder or the receipt of securities pursuant thereto, I may be required to deliver evidence reasonably requested by the Company in order to confirm to the Company's satisfaction that I am eligible to receive securities awarded hereunder.

9. I acknowledge and agree that the DSUs and any Shares that may be issued by the Company pursuant to the redemption of the DSUs may not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or the securities laws of any state of the United States. The DSUs and the Shares that may be issued by the Company pursuant to the settlement of the DSUs may not be granted or issued except pursuant to registration under the U.S. Securities Act and the securities laws of all applicable states or available exemptions therefrom.

10. I acknowledge and covenant that if I am a U.S. person, or was present in the United States at the time I was offered the DSUs or at the time I executed and delivered this agreement, and the Shares issuable on redemption of the DSUs are not registered under the U.S. Securities Act, the U.S. DSU Holder Supplement annexed hereto as Appendix "A" will be deemed to be incorporated by reference into and form a part of this grant letter.  "U.S. person" and "United States" are as defined in Regulation S under the U.S. Securities Act.

ALPINE SUMMIT ENERGY PARTNERS, INC.
By:
Authorized Signing Officer

Witness		Name of Individual Eligible Director:

APPENDIX "A"
ALPINE SUMMIT ENERGY PARTNERS, INC.
U.S. DSU HOLDER SUPPLEMENT

If the Eligible Director is a U.S. person, or was present in the United States at the time the Eligible Director was offered the DSUs or at the time the Eligible Director executed and delivered the grant letter agreement attached to the Certificate (the "U.S. DSU Holder"), the U.S. DSU Holder acknowledges and agrees that:

1. The U.S. DSU Holder, upon redemption of the DSU, is acquiring the Shares as principal and for the account of the U.S. DSU Holder.

2. In issuing the Shares to the U.S. DSU Holder upon the redemption of the DSUs, the Company is relying on the representations and warranties of the U.S. DSU Holder contained herein to support the conclusion of the Company that the issuance of Shares upon the redemption of the DSUs does not require registration under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or to be qualified under the securities laws of any state of the United States of America.

3. The U.S. DSU Holder qualifies as an "accredited investor" as defined in Rule 501(a) of Regulation D under the U.S. Securities Act.

4. The DSUs and any Shares that may be issued by the Company in respect of redeemed DSUs pursuant to the Plan have not been and will not be registered under the U.S. Securities Act, and the issuance hereby is being made pursuant to an exemption from the registration requirements of the U.S. Securities Act and similar exemptions under applicable state securities laws.  Accordingly, the DSU is, and, upon issuance, the Shares will be, "restricted securities" as such term is defined in Rule 144 under the U.S. Securities Act, and, therefore may not be offered or sold by the U.S. DSU Holder, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or in compliance with an available exemption therefrom. The U.S. DSU Holder understands that the certificate(s) representing the DSUs and any Shares issued in respect of redeemed DSUs pursuant to the Plan will contain a legend in respect of such restrictions as set out in Section 3 below.

5. The U.S. DSU Holder understands that if the U.S. DSU Holder decides to offer, sell or otherwise transfer any of the DSUs or the Shares, the U.S. DSU Holder may not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

(a) the sale is to the Company;

(b) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(c) the sale is made in compliance with the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws; or

(d) the securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and the U.S. DSU Holder has prior to such sale furnished to the Company an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to the Company.

6. The certificate(s) representing the Shares, if any, that are directly issued by the Company and all certificate(s) issued in exchange therefor or in substitution thereof, will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws:

"THE SECURITIES REPRESENTED HEREBY  HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO ALPINE SUMMIT ENERGY PARTNERS, INC. (THE "CORPORATION"), (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, OR (D) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(i) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION OR THE CORPORATION'S TRANSFER AGENT, AS APPLICABLE, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

provided, that if the Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act ("Regulation S"), the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Company in such form as the Company or its transfer agent may prescribe from time to time and, if requested by the Company or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Company and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any Shares are being sold otherwise than in accordance with Regulation S and other than to the Company, the legend may be removed by delivery to the Company and its registrar and transfer agent of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

7. The U.S. DSU Holder did not acquire the DSUs and will not be acquiring any Shares that may be issued by the Company as a result of general solicitation or general advertising as those terms are used in Regulation D under the U.S. Securities Act.

8. If the U.S. DSU Holder is resident in the State of California on the effective date of the grant of the DSUs, then, in addition to the terms and conditions contained in the Plan and in this U.S. DSU Holder Supplement, the undersigned acknowledges that the Company, as a reporting issuer under the securities legislation in certain Provinces of Canada, is required to publicly file with the securities regulators in those jurisdictions continuous disclosure documents, including audited annual financial statements and unaudited quarterly financial statements (collectively, the "Financial Statements"). Such filings are available on the System for Electronic Document Analysis and Retrieval (SEDAR), and documents filed on SEDAR may be viewed under the Company's profile at the following website address: www.sedar.com. Copies of Financial Statements will be made available to the undersigned by the Company upon such U.S. DSU Holder's request.

9. The U.S. DSU Holder acknowledges that the Company may have federal, state, provincial or local tax withholding and reporting obligations and consents to such actions by the Company as may reasonably be required to comply with such obligations in connection with the redemption of the DSUs. The acceptance and redemption of the DSUs and the sale of Shares issued pursuant to the redemption of the DSUs may have consequences under federal, provincial and other tax and securities laws which may vary depending on the individual circumstances of the U.S. DSU Holder. Accordingly, the U.S. DSU Holder acknowledges that the U.S. DSU Holder has consulted, as the U.S. DSU Holder considers necessary, personal legal and tax advisors in connection with the DSUs and the U.S. DSU Holder dealings with respect to the DSUs or the Shares to be issued upon redemption of the DSUs.